Exhibit 99.1

Dorian LPG Ltd. Board of Directors Appoints Christopher J. Wiernicki as Class I Director

STAMFORD, Conn., May 5, 2026 – The board of directors of Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG") unanimously appointed Christopher J. Wiernicki to serve as a Class I director effective immediately and increased the size of the Board from eight to nine directors.  Mr. Wiernicki, age 67, has 40 years of marine and offshore expertise and is recognized internationally for transforming the American Bureau of Shipping (“ABS”) into a world leader in safety, risk management digitalization, and decarbonization.

Mr. Wiernicki enjoyed a distinguished, 32-year career leading ABS where he chaired its board and served as chief executive officer from 2011 through 2025, prior to which he was ABS’ president and chief operating officer.  Mr. Wiernicki also headed ABS’ Europe/Middle East/Africa operations, in addition to serving as the company’s Chief Technology Officer and leading its risk management consulting business.

Mr. Wiernicki holds a Bachelor of Science Degree in Civil Engineering from Vanderbilt University, a Master of Science in Structural Engineering from George Washington University, a Master of Science in Ocean Engineering from Massachusetts Institute of Technology and completed an Advanced Management Program at Harvard University.  Mr. Wiernicki was appointed to serve on the White House National Infrastructure Advisory Council in 2022 and as Advisor to the Singapore Government Ministry of Transport and Port Authority in 2023.  In addition, he is a member of the US Marine Transportation Board and the US National Academy of Engineering.  Mr. Wiernicki is a Professor of the Practice at the Massachusetts Institute of Technology (MIT) and sits on several private and public company boards.

John C. Hadjipateras, President and Chief Executive Officer of the Company, commented, “Dorian has enjoyed a strong working relationship with Chris for more than 15 years.  As a member of our Board of Directors, Dorian will benefit from Chris’ extensive shipping experience and expertise in strategic planning and design, clean energy and technology skills that are crucial for the continued safety of our team and continued modernization of our fleet and operations.”

Christopher J. Wiernicki, added, “I am honored to join Dorian’s Board as the company continues to play a pivotal role in the global LPG market.  Dorian’s longstanding focus on safety, technology, and efficiency has consistently enabled it to deliver reliable service for its customers and strong results for its shareholders. I look forward to supporting the management as it continues to be a market leader.”

About Dorian LPG Ltd.

Dorian LPG is a leading owner and operator of modern VLGCs that transport liquefied petroleum gas globally. Dorian LPG's fleet of twenty-eight modern VLGCs currently includes six dual-fuel ECO VLGCs, twenty ECO VLGCs, and two modern VLGCs.  Its business is centered around safe, reliable, clean and trouble-free transportation for its customers. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece. For more information visit www.dorianlpg.com.

Investor Contact Information

Ted Young

Chief Financial Officer

+1 (203) 674-9900

IR@dorianlpg.com

Media Contact Information

Melissa Daly

MFD Communications

+1 (646) 322-9192

melissa@mfdcommunications.com

Source: Dorian LPG Ltd.